EXHIBIT (14)

Agreement and Plan of Merger between The Union Central Life Insurance Company and Ameritas Life Insurance Corp.

AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2013, by and between Ameritas Life Insurance Corp. (“Ameritas Life”), a Nebraska domiciled life insurance company, and The Union Central Life Insurance Company (“Union Central”), a Nebraska domiciled life insurance company (collectively the “Parties”).

RECITALS

A.        Ameritas Life is a life insurance company incorporated, organized and existing under the laws of the State of Nebraska.

B.         Union Central is a life insurance company incorporated, organized and existing under the laws of the State of Nebraska.

C.         Ameritas Life is the sole owner of 2,500,000 shares of common stock of Union Central, par value $1.00 per share, which shares constitute all of the issued and outstanding capital stock of  Union Central, making Union Central a wholly owned subsidiary of Ameritas Life.

D.        The Boards of Directors of Ameritas Life and Union Central deem it desirable and in the best interests of the corporations and their shareholders that Union Central merge with and into Ameritas Life.

E.         The Boards of Directors of Ameritas Life and of Union Central have approved the merger contemplated hereby, in accordance with the applicable provisions of the statutes of the State of Nebraska, which permit such merger.

F.         For federal income tax purposes, it is intended that the merger shall qualify as an upstream merger of a 100% owned subsidiary into its parent within the meaning of Sections 332, 334(b) and 337 of the Internal Revenue Code of 1986, as amended.

AGREEMENT

            Therefore, in consideration of the mutual promises herein made, and covenants herein contained, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

            (a)        At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Agreement, Union Central shall be merged with and into Ameritas Life, the corporate existence of Union Central shall cease, the corporate existence of Ameritas Life shall continue under Ameritas Life’s name, Ameritas Life shall become the owner, without other transfer, of all the rights and property of the constituent corporations, and Ameritas Life shall become subject to all the debts and liabilities of the constituent corporations in the same manner as if Ameritas Life had itself incurred them, in accordance with the applicable provisions of Nebraska law, including but not limited to any special accounts established in the State of New York by Union Central at the request of the New York State Department of Insurance, prior to Union Central withdrawing its insurance license in that State.

            (b)        After the merger, Ameritas Life shall remain a subsidiary of Ameritas Holding Company (“AHC”), a Nebraska corporation, and the separate corporate existence of Ameritas Life and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a life insurance company organized under Nebraska law, will continue unaffected by the merger.

(c)                 The merger will have the effects specified by Nebraska law.

            1.2 Closing; Effective Time.  As soon as practicable following fulfillment or waiver of the conditions specified in Article V hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, the closing of the transactions contemplated by this Agreement (“the Closing”) shall take place at Ameritas Life’s offices at 5900 “O” Street, Lincoln, Nebraska 68510, on the later of (i) June 30, 2014, or (ii) at such other time and place and on such other date prior to July 1, 2014 as Ameritas Life and Union Central shall agree (the “Closing Date”).  The effective date and time, herein referred to as “Effective Time”, shall be the start of business on July 1, 2014.  Each of the Parties will use its best efforts to cause the acquisition to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article V hereof.

ARTICLE II

            OPERATION OF AMERITAS LIFE AFTER THE EFFECTIVE TIME.

            2.1 Articles of Incorporation.  The Articles of Incorporation of Ameritas Life as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Ameritas Life after the Effective Time without any modification or amendment in the merger.

            2.2 By-Laws.  The By-Laws of Ameritas Life as in effect immediately prior to the Effective Time shall be the By-Laws of Ameritas Life after the Effective Time without any modification or amendment in the merger.

            2.3 Board of Directors.  From and after the Effective Time, the Board of Directors of Ameritas Life will remain the directors of Ameritas Life retaining their respective terms.

            2.4 Officers.  From and after the Effective Time, the officers of Ameritas Life will remain the officers of Ameritas Life retaining their respective terms.

ARTICLE III

CONVERSION OF SHARES

            3.1 Effect on Capital Stock of Union Central.  As of the Effective Time, by virtue of the merger of Union Central with and into Ameritas Life and without any action on the part of the holder of any shares of the capital stock of Ameritas Life or Union Central:

            (a)        After the Effective Time, each share of Union Central common stock issued and outstanding immediately prior to the Effective Time shall, by operation of the merger of Union Central with and into Ameritas Life, be cancelled.

            3.2 Effect on Capital Stock of Ameritas Life.

            (a)        After the Effective Time, each share of Ameritas Life common stock issued and outstanding immediately prior to the Effective Time shall continue to be owned by Ameritas Holding Company.

ARTICLE IV

COVENANTS

            4.1 Conduct of Business Pending the Merger.  Ameritas Life and Union Central agree that from the date hereof and prior to the Effective Time or earlier termination of this Agreement, that neither corporation shall engage in any activity or transaction other than in the ordinary course of business, except as contemplated by this Agreement.

            4.2 Reasonable Best Efforts; Further Assurances.

            (a)        Subject to the terms and conditions of this Agreement and applicable Law, each of Ameritas Life and Union Central shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.  Without limiting the foregoing, the Parties shall, and use reasonable best efforts to cause their respective directors, officers, employees, agents, attorneys, accountants and representatives: to (i) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; (ii) provide all such information concerning such Party, its directors, officers, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing; (iii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated by this Agreement, including but not limited to defending through litigation on the merits any claim asserted in any court by any person seeking such restraint, prevention or delay; and (iv) take any and all reasonable steps necessary to avoid or eliminate every impediment under any antitrust, competition or trade regulation law that is asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the consummation of such transactions to occur as expeditiously as possible.

            (b)        The Parties shall keep each other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such Party or any of such Party’s subsidiaries, from any third Party and/or Governmental Entity with respect to the transactions contemplated by this Agreement.

            4.3 Public Announcements.  The Parties agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other Party (which approval will not be unreasonably withheld or delayed), except as may be required by applicable law.

            4.4 Approval of Shareholder.  Under Section 21-20,131 of the Nebraska Revised Statutes, no shareholder approval is necessary.

            4.5 Securities Law Compliance.  Ameritas Life will take any action required to be taken under applicable state and federal securities laws and take such action to secure all necessary exemptions or clearances under all state and federal securities laws applicable to this transaction.

            4.6 Third Party Consents.  Each Party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third Parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Agreement.

ARTICLE V

CONDITIONS TO CLOSING

            5.1 Conditions to Each Party’s Obligation to Effect the Transaction Contemplated Hereby.  The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Effective Time:

            (a)        No statute, rule, regulation, executive order, decree, ruling or injunction (temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which is in effect on the Effective Time and which prohibits the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby or has the effect of making the merger illegal.

            (b)        If Ameritas Life and Union Central or any affiliated companies are required in connection with the transactions contemplated hereby to file a notification or application with any state or federal regulatory bodies, they shall have made such filing(s) and all applicable waiting periods with respect to each such filing(s) shall have expired or been terminated.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

            6.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Boards of Directors of Ameritas Life and of Union Central:

(a)                 by mutual consent of Ameritas Life and Union Central; or

            (b)        by either Ameritas Life or Union Central if any governmental or regulatory body, the consent of which is a condition to the obligations of Ameritas Life and Union Central to consummate the transactions contemplated, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful.

            6.2 Effect of Termination.  In the event of termination of this Agreement by either Ameritas Life or Union Central, as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Ameritas Life or Union Central or their respective officers or directors.

ARTICLE VII

MISCELLANEOUS

            Section 7.1 Expenses.  All costs and expenses incurred in connection with this Agreement and the merger contemplated herein shall be paid by Ameritas Life, however, if the merger is not consummated, then each Party shall be liable for and pay those expenses and costs incurred by it.

            Section 7.2 Counterparts; Effectiveness.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by each of the other Parties hereto.

            Section 7.3 Notices.  All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 7.3 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 7.3:

To Ameritas Life and Union Central:

Ameritas Legal Department

5900 “O” Street

Lincoln, Nebraska 68510

Attention:  Robert Lange, Esq.

Telecopy: 402-467-7956

            Section 7.4 Assignment: Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Any assignment not permitted under this Section 7.4 shall be null and void.

            Section 7.5 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

            Section 7.6 Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the merger of Union Central into Ameritas Life and is not intended to and shall not confer upon any person other than the Parties hereto any rights or remedies hereunder.

            Section 7.7 Headings.  Headings of the Articles and Sections have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

            Section 7.8 Governing Law.  The laws of the State of Nebraska shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to the principles of conflict of laws.

            Section 7.9 Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Lincoln, Nebraska in accordance with the Rules of the American Arbitration Association before a panel of three arbitrator(s) selected in accordance with those Rules, and judgment upon the award may be entered in any court having jurisdiction thereof.  The decision of the arbitrators shall be final and binding upon the Parties.  There will be no appeal from their written decision.  Each Party will bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and will jointly and equally bear with the other Party the expense of a third arbitrator.  Any remaining costs of the arbitration proceeding will be apportioned by a majority vote of the arbitrators.

            Section 7.10 Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition of this Agreement.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver of relinquishment of that right or power at any other time.

            Section 7.11 Further Assurances.  The Parties shall execute and deliver or cause to be executed and delivered all further instruments and documents and shall take any other action as may be reasonably required to more effectively carry out the terms and provisions of this Agreement.

            Section 7.12 Construction.  Each Party has participated to a significant degree in the drafting and preparation of this Agreement.  No provision of this Agreement shall be construed against any Party on the basis of that Party’s being the “drafter”.

            Section 7.13 Word Forms.  Wherever used in this Agreement, the singular shall include the plural, and the plural shall include the singular.  The use of any gender, tense or conjugation shall include all genders, tenses and conjugations.

            IN WITNESS WHEREOF, the Parties have executed this Agreement, under seal, the day and year first above written.

ATTEST:	Ameritas Life Insurance Corp.

/s/ Robert-John H. Sands	By:	/s/ JoAnn M. Martin
Corporate Secretary		President and Chief Executive Officer

ATTEST:

/s/ Robert-John H. Sands	By:	/s/ Steven J. Valerius
Corporate Secretary		President